NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY, INC. REPORTS SECOND QUARTER RESULTS, INCLUDING AN
ADJUSTMENT OF ACCOUNTING FOR LEASES, AND ANNOUNCES SEMI-ANNUAL
DIVIDEND

MARYVILLE, TN – January 5, 2005 – Ruby Tuesday, Inc. today reported results for its second quarter of fiscal year 2005. Diluted earnings per share decreased 30.3% to $0.23, which included a one-time non-cash charge of $4.8 million (or $0.07 per diluted share) for an adjustment related to accounting for leases and subleases. Excluding the one-time charge, diluted earnings per share was $0.30. Same-store sales at Company-owned Ruby Tuesday restaurants decreased 8.6% as compared to an increase of 3.9% during the second quarter of the prior year. Same-store sales at domestic franchise Ruby Tuesday restaurants decreased 5.1% during the quarter. Average unit volumes at Company-owned restaurants decreased 9.1% during the second quarter as compared to a 4.3% increase during the same quarter of the prior year. The Company’s Board of Directors declared a semi-annual cash dividend of $0.0225 per share, payable on February 4, 2005 to shareholders of record at the close of business on January 21, 2005.

Sandy Beall, the Company’s Chairman and CEO commented, “Three things affected our sales performance during the quarter. First, we estimate Company-owned same-store sales were negatively impacted 4.5-5.0% as a result of minimal couponing this year as we transition towards a television driven marketing strategy. Secondly, the higher oil prices and weaker economy in general impacted our middle income consumer base. Lastly, we made some menu portion decisions, which were a mistake. We have adjusted the portion issues in our menu and will be much more aggressive in food oriented television ads with our upcoming January ads focusing on delivering a greater call to action. We are extremely focused on operations and are excited about our January menu, which has some exciting new items and enhanced presentations, plateware, portions, and value.

While we are certainly not pleased with our most recent performance, we do believe we have the right plans and strategies in place to improve sales and profits. We are investing more in our business through food and operations as well as advertising to create trial and increase the frequency of our existing guests. We are confident our teams are committed to improved performance as total management turnover for the quarter was lower than it has been in several years and team morale is good. We are focused on improving sales as we are challenged with overlapping our previous ValPak coupon strategy over the next couple of quarters. We remain focused on strategies and plans we believe will return our same-store sales to the 2.0-3.0% growth levels of the past and create long-term value.”

Based on the review of the Company’s accounting policies and upon consultation with its independent registered public accounting firm, KPMG LLP, the Company is adjusting its computation of straight line rent expense and accounting for subleases. As a result, the Company’s second quarter results include a one-time charge of $7.5 million ($4.8 million after-tax). The adjustment of the Company’s straight-line rent expense is similar to recent announcements made by other KPMG client restaurant companies except for the fact that, unlike the others, due to the immaterial effect on the Company’s financial statements, the adjustment was recorded in the current year as opposed to the Company restating prior periods.

Prior to June 2003, the Company had accounted for leases with renewal options by recording rent expense on a straight-line basis over the original lease term. The buildings, leasehold improvements, and other long-lived assets associated with these properties were depreciated over their expected useful lives, which, in some cases, included only the original lease term and, in other cases, included one or more of the option periods. For leases entered into since June 2003, the Company has recognized rent expense on a straight-line basis over a term, which includes option periods not to exceed the same as that used to depreciate the buildings, leasehold improvements, other long-lived assets.

Second quarter fiscal 2005 financial statements reflect the cumulative impact to recognize rent expense on a straight-line basis over the same term as the useful life assigned to the buildings, leasehold improvements, and other long-lived assets as the Company has done since June, 2003. This adjustment will have only a modest impact (less than $0.01) on annual earnings per share going forward and has no impact on the Company’s cash flows, sales or same-store sales for any prior period, or compliance with any covenant under any debt instruments.

The Company also evaluated the accounting for its subleases and determined that in those cases where the Company sold units to others, but remained primarily obligated on the original leases, the Company should have continued to account for the deferred rent liability on its books and record a receivable for the straight-lined remaining rent due from the sublessees.

The effect from these transactions, which is reflected in the attached financial statements, is as follows: increase in rent expense — $7.5 million, decrease in income tax expense — $2.8 million, increase in rent receivable — $2.4 million, increase in deferred rent liability — $9.9 million, and decrease in deferred tax liability — $2.9 million. See Schedule A for the reconciling income statement for the 13 week period ending November 30, 2004 and balance sheet as of November 30, 2004 for a reconciliation of these transactions. The adjustment is anticipated to have basically no impact on third and fourth quarter fiscal 2005 earnings.

Fiscal 2005 Guidance

Same-store sales at Company-owned restaurants were down 5.2% for the first five weeks of the Company’s third quarter. Same-store sales at domestic franchise Ruby Tuesday restaurants were down 4.7% during the same period. Based on the Company’s plans to spend an additional $3 to $4 million in advertising during the fiscal year and taking into consideration the estimated $0.07 impact on fiscal 2005 resulting from the one-time cumulative entry to adjust the Company’s accounting for leases and subleases, the Company expects fiscal 2005 diluted earnings per share of approximately $1.53 with third quarter diluted earnings per share in the $0.38 to $0.41 range and fourth quarter diluted earnings per share in the $0.42 to $0.47 range. Excluding the one-time charge of $0.07 per diluted share, the Company expects fiscal 2005 diluted earnings per share of approximately $1.60.

The Company anticipates approximately 55 Company-owned restaurant openings during fiscal 2005, and anticipates its franchisees (including both domestic and international) will open approximately 35 Ruby Tuesday restaurants during the same period.

Commenting on the remainder of fiscal 2005, Sandy Beall stated, “We are investing in the business and making decisions to continue creating shareholder value. We have another three quarters ahead of us where we will be facing the negative same-store sales effect of reduced coupon usage. However, with the initiatives we have in place including increased advertising and a new menu in January, we anticipate the negative impact will lessen throughout the next three quarters. Costs have typically not been an issue for us. The sales line is the biggest variable in our model and that is what we are intensely focused on.”

Additional Second Quarter Highlights:

  Sales at franchise (including franchise partnership and traditional franchise) Ruby Tuesday restaurants totaled $94,817,000 for the second quarter. These sales are the basis for determining royalty fees included in franchise income on the Company’s income statement.
  Eighteen Company-owned Ruby Tuesday restaurants were opened and none were closed.
  The Company purchased the remaining equity interests of three franchise partnerships in which the Company previously had partial equity ownership. These businesses together operated 35 Ruby Tuesday restaurants in Florida, New York and California.
  Six franchise restaurants were opened and two were closed.
  The Company repurchased 873,000 shares of its common stock. Under the Company’s ongoing share repurchase program, 2.1 million shares remain authorized for repurchase.

Year-to-Date Highlights:

  Sales at franchise partnership and traditional franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise income on the Company’s income statement) totaled $218,655,000 and $206,956,000 for the second quarter year-to-date of fiscal 2005 and fiscal 2004, respectively.
  Twenty-six Company-owned Ruby Tuesday restaurants were opened and one was closed due to normal lease expiration. As previously mentioned, 35 Ruby Tuesday restaurants were acquired from franchisees.
  Nine franchise restaurants were opened and four were closed, two of which were due to lease expirations.
  The Company has repurchased 1.7 million shares of its common stock during fiscal 2005.

Ruby Tuesday, Inc. has Company-owned, and/or franchise Ruby Tuesday brand restaurants in 42 states, the District of Columbia, Puerto Rico, and 12 foreign countries. As of November 30, 2004, the Company owned and operated 544 Ruby Tuesday restaurants, while domestic and international franchisees operated 186 and 36 (including Hawaii) locations, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RI).

For more information, contact:
Price Cooper	Phone: 865-379-5700

The Company will host a conference call which will be a live web-cast tomorrow morning at 8:30 Eastern Time. The call will be available live at the following websites:

http://www.fulldisclosure.com
http://www.rubytuesday.com

Special Note Regarding Forward-Looking Information

This press release contains various “forward-looking statements,” which represent the Company’s expectations or beliefs concerning future events, including one or more of the following: future financial performance and unit growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, payment of dividends, stock repurchase, and restaurant acquisitions. The Company cautions that a number of important factors and uncertainties could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the casual dining restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of our development prototypes; laws and regulations affecting labor and employee benefit costs; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability of capital; impact of adoption of new accounting standards; effects of actual or threatened terrorist attacks in the United States; and general economic conditions.

RUBY TUESDAY, INC.

Financial Results For the Second Quarter of Fiscal Year 2005
(Amounts in thousands except per share amounts)

	13 Weeks Ended November 30, 2004	Percent of Sales	13 Weeks Ended December 2, 2003	Percent of Sales	Percent Change	26 Weeks Ended November 30, 2004	Percent of Sales	26 Weeks Ended December 2, 2003	Percent of Sales	Percent Change
Revenue:
Restaurant sales and operating revenue	$254,664	98.6	$ 240,966	98.4		$ 517,518	98.4	$ 486,740	98.4
Franchise revenue	3,554	1.4	4,038	1.6		8,223	1.6	8,116	1.6
Total operating revenue	258,218	100.0	245,004	100.0	5.4	525,741	100.0	494,856	100.0	6.2
Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	66,708	26.2	62,255	25.8		134,043	25.9	125,596	25.8
Payroll and related costs	81,089	31.8	77,890	32.3		161,192	31.1	155,578	32.0
Other restaurant operating costs	52,532	20.6	41,368	17.2		98,761	19.1	82,822	17.0
Depreciation and amortization	16,047	6.3	13,315	5.5		30,679	5.9	26,202	5.4
(as a percent of Total operating revenue)
Selling, general and administrative, net	17,701	6.9	15,036	6.1		32,529	6.2	31,116	6.3
Equity in losses (earnings) of unconsolidated franchises	219	0.1	(198)	(0.1)		(1,545)	(0.3)	(1,269)	(0.3)
Total operating costs and expenses	234,296		209,666			455,659		420,045
Earnings before Interest and Taxes	23,922	9.3	35,338	14.4	(32.3)	70,082	13.3	74,811	15.1	(6.3)
Interest expense, net	1,167	0.5	1,165	0.5		1,759	0.3	2,515	0.5
Pre-tax Profit	22,755	8.8	34,173	13.9		68,323	13.0	72,296	14.6
Provision for income taxes	7,640	3.0	12,131	5.0		23,954	4.6	25,741	5.2
Net Income	$ 15,115	5.9	$ 22,042	9.0	(31.4)	$ 44,369	8.4	$ 46,555	9.4	(4.7)

Earnings Per Share:
Basic	$ 0.23		$ 0.34		(32.4)	$ 0.68		$ 0.72		(5.6)

Diluted	$ 0.23		$ 0.33		(30.3)	$ 0.67		$ 0.70		(4.3)

Shares:
Basic	64,603		65,243			64,923		65,026

Diluted	65,636		66,884			66,081		66,527

RUBY TUESDAY, INC.

Financial Results For the Second Quarter
of Fiscal Year 2005
(Amounts in thousands)

CONDENSED BALANCE SHEETS	November 30, 2004	June 1, 2004
Assets
Cash and Short-Term Investments	$ 6,668	$ 19,485
Accounts and Notes Receivable	9,108	9,978
Inventories	16,466	13,647
Deferred Income Taxes	1,087	1,975
Income Tax Receivable	6,834	2,941
Prepaid Rent	2,444	2,173
Assets Held for Disposal	3,944	3,030
Other Current Assets	7,498	6,450
Total Current Assets	54,049	59,679
Property and Equipment, Net	829,200	753,319
Goodwill, Net	12,559	7,845
Notes Receivable, Net	29,719	33,366
Other Assets	66,135	64,324
Total Assets	$991,662	$918,533

Liabilities
Current Liabilities	$ 82,323	$ 90,542
Long-Term Debt, including Capital Leases	239,264	168,087
Deferred Income Taxes	47,003	51,310
Other Deferred Liabilities	94,574	81,810
Total Liabilities	463,164	391,749
Shareholders' Equity	528,498	526,784
Total Liabilities and
Shareholders' Equity	$991,662	$918,533

Schedule A

The attached reconciling Balance Sheet as of November 30, 2004 and reconciling Income Statement for the 13-week period ending November 30, 2004 have been prepared in order to assist the Company’s shareholders and the investment community in understanding the effects of accounting entries made in conjunction with the Company’s adjustments related to accounting for leases and subleases. Several other companies in the restaurant industry have restated prior financial statements in conjunction with similar adjustments. However, due to the immaterial impact on the Company’s financial statements, the Company recorded the adjustments in the second quarter of the current fiscal year as opposed to restating prior financial statements. Although the attached reconciling financial statements contain non-GAAP financial measures, where an adjustment was made or where a number was derived from an adjusted number, the Company believes they will provide its shareholders, as well as the investment community, with a clear understanding of the effect of the adjustments on the Company’s financial position and results. The “As Reported” numbers are reported in accordance with GAAP.

RUBY TUESDAY, INC.

Reconciling Income Statement For the Second Quarter of Fiscal Year 2005
(Amounts in thousands except per share amounts)

	13 Weeks Ended November 30, 2004
	Prior to Adjustment for Lease		Adjustments for	As Reported
	Accounting		Lease Accounting
Revenue:
Restaurant sales and operating revenue	$254,664	98.6%		$254,664	98.6%
Franchise revenue	3,554	1.4%		3,554	1.4%
Total operating revenue	258,218	100.0%		258,218	100.0%
Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	66,708	26.2%		66,708	26.2%
Payroll and related costs	81,089	31.8%		81,089	31.8%
Other restaurant operating costs	44,990	17.7%	$ 7,542	52,532	20.6%
Depreciation and amortization	16,047	6.3%		16,047	6.3%
(as a percent of Total operating revenue)
Selling, general and administrative, net	17,701	6.9%		17,701	6.9%
Equity in losses (earnings) of unconsolidated franchises	219	0.1%		219	0.1%
Total operating costs and expenses	226,754		7,542	234,296
Earnings before Interest and Taxes	31,464	12.2%	(7,542)	23,922	9.3%
Interest expense, net	1,167	0.5%		1,167	0.5%
Pre-tax Profit	30,297	11.7%	(7,542)	22,755	8.8%
Provision for income taxes	10,409	4.0%	(2,769)	7,640	3.0%
Net Income	$ 19,888	7.7%	$ (4,773)	$ 15,115	5.9%

Earnings Per Share:
Basic	$ 0.30		($ 0.07)	$ 0.23

Diluted	$ 0.30		($ 0.07)	$ 0.23

Shares:
Basic	64,603		64,603	64,603

Diluted	65,636		65,636	65,636

RUBY TUESDAY, INC.

Reconciling Balance Sheet For the Second Quarter
of Fiscal Year 2005
(Amounts in thousands)

	November 30, 2004
	Prior to
	Adjustment for	Adjustments
	Lease	for Lease
CONDENSED BALANCE SHEETS	Accounting	Accounting	As Reported
Assets
Cash and Short-Term Investments	$ 6,668		$ 6,668
Accounts and Notes Receivable	8,971	$ 137	9,108
Inventories	16,466		16,466
Deferred Income Taxes	862	225	1,087
Income Tax Receivable	6,989	(155)	6,834
Prepaid Rent	2,444		2,444
Assets Held for Disposal	3,944		3,944
Other Current Assets	7,498		7,498
Total Current Assets	53,842	207	54,049
Property and Equipment, Net	829,200		829,200
Goodwill, Net	12,559		12,559
Notes Receivable, Net	29,719		29,719
Other Assets	63,921	2,214	66,135
Total Assets	$989,241	$ 2,421	$991,662

Liabilities
Current Liabilities	$ 81,619	$ 704	$ 82,323
Long-Term Debt, including Capital Leases	239,264		239,264
Deferred Income Taxes	49,702	(2,699)	47,003
Other Deferred Liabilities	85,385	9,189	94,574
Total Liabilities	455,970	7,194	463,164
Shareholders' Equity	533,271	(4,773)	528,498
Total Liabilities and
Shareholders' Equity	$989,241	$ 2,421	$991,662